UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 27, 2017

Anika Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Massachusetts	000-21326	04-3145961
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

32 Wiggins Avenue, Bedford, MA 01730
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (781) 457-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.    Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Securities Exchange Act.   ☐

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

We appointed Joseph G. Darling as our President effective as of July 27, 2017. Charles H. Sherwood, Ph.D., who had served as our Chief Executive Officer and President, will continue to serve as our Chief Executive Officer in accordance with his existing employment arrangements.

Mr. Darling served as the Executive Chairman of Arthrosurface, Inc., an orthopedic medical technology company, from September 2016 to July 2017 and as the Chief Operating Officer of Interventional Spine, Inc. (formerly Triage Medical, Inc.), a spinal medical device company, from May 2015 to September 2016. From 2008 to January 2015, Mr. Darling held a series of positions at CONMED Corporation and affiliated medical technology entities focused on surgical devices for minimally invasive procedures, including acting as the Global President of Linvatec Corporation (d.b.a. CONMED Linvatec) from 2008 to 2015 and as the Executive Vice President of Global Commercial Operations for CONMED Corporation from 2011 to 2015. Prior to 2008, Mr. Darling held leadership roles at Smith & Nephew, Inc., Baxter International Inc., Wyeth Pharmaceuticals, Inc., and Abbott Laboratories.  Mr. Darling holds a B.A. from Syracuse University. He is 59 years old. There are no family relationships between Mr. Darling and any of our other executive officers or directors, and Mr. Darling is not party to any transaction with us that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Darling’s qualifications to serve as our President include his extensive knowledge and understanding of both the pharmaceutical and medical device markets resulting from his more than 20 years of executive leadership experience at several leading global medical technology businesses. We expect Mr. Darling will provide us with strong management skills as well as commercial development perspectives and insights.

We have entered into an employment agreement with Mr. Darling effective as of July 27, 2017 (the “Employment Agreement”). In accordance with the terms of the Employment Agreement, Mr. Darling will receive an annual base salary starting at $425,000, and he will be eligible for a bonus initially targeted to equal 50% of his base salary, subject to pro-ration based on the date of his appointment. In addition, Mr. Darling will receive initial equity awards, split evenly between stock options and restricted shares, in each case subject to vesting in three equal annual installments except as noted in the Employment Agreement, with an aggregate grant date fair market value of $1.5 million. The Employment Agreement also includes certain compensation terms in the case of termination without cause or for good reason or termination in conjunction with a change in control. The foregoing description of the terms of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, which is included as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 7.01          Regulation FD Disclosure

The following information, including the exhibit attached hereto as Exhibit 99.1, is intended to be furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as expressly set forth by specific reference in such filing.

On July 27, 2017, we issued a press release with respect to the appointment of Joseph G. Darling as our President. The full text of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.          Financial Statements and Exhibits

(d)       Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated July 27, 2017, by and between Anika Therapeutics, Inc. and Joseph G. Darling.

99.1	Press Release of Anika Therapeutics, Inc. dated July 27, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

Anika Therapeutics, Inc.

Dated: July 27, 2017	By:	/s/ Sylvia Cheung
Sylvia Cheung
Chief Financial Officer

Exhibit Index

10.1	Employment Agreement, dated July 27, 2017, by and between Anika Therapeutics, Inc. and Joseph Darling.

99.1	Press Release of Anika Therapeutics, Inc. dated July 27, 2017.